CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK OF DISCOUNT PRINT USA, INC.

Discount Print USA, Inc., a corporation organized and existing under the laws of the State of Wyoming (the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board”) on July 15, 2021, in accordance with the provisions of its Articles of Incorporation (as amended, the “Articles of Incorporation”) and bylaws. The authorized series of the Company’s preferred stock shall have the following preferences, privileges, powers, and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and bylaws of the Company, the Board hereby authorizes a series of the Company’s preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers, and restrictions thereof as follows:

I.NAME OF THE COMPANY

Discount Print USA, Inc..

II.DESIGNATION AND AMOUNT; DIVIDENDS

A.Designation. The designation of said series of preferred stock shall be Series B Convertible Preferred Stock, $0.001 par value per share (the “Series B Preferred”).

B.Number of Shares. The number of shares of Series B Preferred authorized shall be 10,000 shares. Each share of Series B Preferred shall have a stated value equal to $0.001 (the “Stated Value”).

C.Dividends.  Dividends shall not be payable on the Series B Preferred.

III.LIQUIDATION PREFERENCE

Subject to the rights of holders of shares of the Company’s Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred”), which shares will be pari passu with the Series B Preferred in terms of liquidation preference, in the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of record of shares of Series B Preferred shall be entitled to receive, at their option, immediately prior and in preference to any distribution to the holders of the Company’s common stock, $0.001 par value per share (the “Common Stock”) and other junior securities, a liquidation preference equal to the Stated Value per share. If upon the occurrence of such event the assets and funds thus distributable among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full preferential amounts due to the Holders of the Series B Preferred, then the entire assets and funds of the Company legally available for distribution to holders of Series B Preferred shall be distributed among the holders of the Series B Preferred, pro rata, based on the liquidation amounts to which such holders are entitled.

Upon the completion of the distribution required by this section and the distribution to be made to holders of Series B Preferred, if assets remain in the Company, they shall be distributed to holders of junior securities, including Common Stock in accordance with the Company’s Articles of Incorporation and bylaws, as amended and Wyoming law. At all times that shares of Series A Preferred and Series B Preferred remain outstanding, the Company shall not without the prior written consent of persons owning a majority of the shares of each of the Series A Preferred and Series B Preferred, issue any shares of Preferred Stock ranking senior to or on parity with the Series A Preferred and Series B Preferred.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up within the meaning of this section if the shares of stock of the Company outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or the acquirer of the Company’s assets in the case of a sale of assets).

IV.CONVERSION

i.Optional Conversion. Subject to the terms and conditions herein, each Holder of shares of Series B Preferred Stock shall have the right to convert all or any portion of such Holder’s Series B Preferred Stock into fully paid and non-assessable shares of Common Stock at any time or from time to time at such Holder’s sole discretion (the “ Conversion Right”). Each share of Series B Preferred Stock as to which the Conversion Right is exercised shall be converted into .01% of the Company’s authorized but unissued shares of Common Stock, the (“Conversion Shares”), at the time of conversion. Upon any such optional conversion and the issuance of Conversion Shares further thereto, the shares of Series B Preferred Stock shall be deemed cancelled and of no further force or effect. The Conversion Right of a Holder of Series B Preferred Stock shall be exercised by the Holder by delivering written notice to the Company that the Holder elects to convert all or a portion of the shares of Series B Preferred Stock held by such Holder (a “ Conversion Notice”), which notice shall state (i) the number of shares of Series B Preferred Stock that are being redeemed by such Holder and (ii) specify the name or names (with address or addresses) in which shares of Common Stock are to be issued.

ii.The conversion of any share of Series B Preferred Stock shall be deemed to have been made in connection with any exercise of the Conversion Right at the close of business on the date the Conversion Notice is deemed given (the “Conversion Date”). Until the Conversion Date with respect to any share of Series B Preferred Stock has occurred, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including entitle the Holder thereof to the voting rights provided in Section V herein. Effective as of the Conversion Date, the rights of the Holder of such shares of Series B Preferred Stock as a holder thereof will cease and from and after such time the Holder entitled to receive the Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such Common Stock.

iii.As promptly as practicable on or after the Conversion Date, the Company will update or cause to be updated the Company’s stock register to reflect the shares of Common Stock held by such Holder as a result of the Conversion and issue and deliver, or cause to be issued and delivered evidence of such issuance reasonably satisfactory to such Holder. Each Holder agrees to surrender at the office of the Company the certificate(s) in respect of the Series B Preferred Stock so converted, duly endorsed or assigned to the Company or in blank, as applicable.

B.Conversion Adjustments

i.Adjustments for Reclassification, Exchange and Substitution. Subject to Section III above, if the Common Stock issuable upon conversion of Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of Series B Preferred Stock shall have the right thereafter to convert such shares of Series B Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the Series B Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

ii.Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights as applicable, then, in each such case for the purpose of this Section IV, the holders of the Series B Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series B Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

iii.Adjustment upon issuance of shares of Common Stock. If and whenever on or after the date on which the Holder received shares of Series B Preferred Stock (“Issuance Date”) through the 24-month anniversary date of the Issuance Date (the “Anti-Dilution Termination Date”), the Company issues or sells, or in accordance with the terms herein is deemed to have issued or sold, any shares of Common Stock or Common Stock Equivalents (a “Dilutive Issuance”), the number of Conversion Shares issuable upon conversion will be adjusted to entitle the holder to acquire such number of shares of Common Stock (the “Adjustment Shares”) necessary to maintain the Holders Fully-Diluted Ownership Percentage percentage at the time of the Issuance Date. “Fully-Diluted Ownership Percentage” shall mean the percentage ownership calculated by dividing (i) the aggregate number of Conversion Shares as of the Issuance Date by (ii) the aggregate number of all issued and outstanding shares of Common Stock or Common Stock Equivalents of the Company (including any shares of Common Stock or Common Stock Equivalents which are issuable upon exercise or conversion of options, warrants or other securities or rights within 60 days of the date on which such calculation is being made). If the Series B Preferred Stock has not been converted prior to or on the Anti-Dilution Termination Date, the Holder of such Series B Preferred Stock will, upon conversion, be entitled to the Conversion Shares and any Adjustment Shares as of the Anti-Dilution Termination Date and will not be subject to any further adjustment. “Common Stock Equivalents” shall mean any securities of the Company or a Company subsidiary which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

iv.Notice of Adjustment. Upon any adjustment provided for under this section IV(b), the Company shall give written notice thereof, which notice shall state the Conversion Shares resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

v.Reservation of Shares. The Company shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series B Preferred from time to time outstanding. The Company shall from time to time in accordance with Wyoming law take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series B Preferred. Notwithstanding the foregoing, in the event there are insufficient number of shares of Common Stock to effect a conversion under the terms hereunder, the Holder shall not be permitted to convert into shares of Common Stock of the Company that have not yet been authorized.

vi.Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series B Preferred Stock. Fractional shares will be rounded to the next highest whole number.

V.VOTING RIGHTS

The holders of our Series B Preferred will vote together with the holders of the Company’s Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock.

In addition, the affirmative vote of the holders of a majority of the Company’s outstanding Series B Preferred is required to (i) amend the Company’s Articles of Incorporation or bylaws in a way that would be adverse to the holders of the Company’s Series B Preferred, (ii) redeem or repurchase any capital stock of the Company , (iii) declare or pay dividends on any class of capital stock of the Company, or (iv) issue any securities in parity with (other than shares of Series B Preferred)_or senior to the rights of the Series B Preferred with respect to distributions of assets upon liquidation, dissolution or winding up of the Company.

VI.LIMITATIONS ON CONVERSION.

The Company shall not effect the conversion of shares of Series B Preferred Stock, and a holder of Series B Preferred Stock shall not have the right to convert any such shares, to the extent that after giving effect to such conversion, such an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity (“Person” together with such Person’s affiliates) would beneficially own in excess of 4.99% (the “Beneficial Ownership Limitation”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock held by such Person and its affiliates with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unexercised shares of Series B Preferred Stock beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. The number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including shares of Series B Preferred Stock, by a holder thereof and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, a holder of Series B Preferred Stock may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to such holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section IV to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

VII.REDEMPTION

The Series B Preferred is not redeemable.

VIII.REISSUANCE

No shares of Series B Preferred Stock which have been converted to Common Stock shall be reissued by the Company; provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but unissued share of Preferred Stock without designation as to series, rights or preferences and may thereafter be issued as a share of Preferred Stock not designated as Series B Preferred Stock.

IX.NO IMPAIRMENT

The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock against impairment.

X.MISCELLANEOUS

A.Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any certificates for any Series B Preferred and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the certificate for Series B Preferred (surrendered for cancellation), the Company shall execute and deliver new certificates for Series B Preferred.

B.Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred granted hereunder may be waived as to all shares of Series B Preferred (and the holders thereof) upon the unanimous written consent of the holders of the Series B Preferred.

C.Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile or email transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Company:

Discount Print USA, Inc.

Attn: Ronald Miller

If to the holders of Series B Preferred, to the address listed in the Company’s books and records.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 15th day of July, 2021.

DISCOUNT PRINT USA, INC. By:
Ronald Miller, CEO